Exhibit 99.1


For Immediate Release:


                 ComVest Investment Partners to Provide Debt and
                     Equity Financing to CorVu Corporation

     $6.5 million investment will strengthen CorVu's financial position and growth opportunity in the performance management software market

Minneapolis - February 16, 2005 - CorVu(R) Corporation (OTC BB: CRVU), the innovative thought leader in performance management software, announced today that it has received $6.5 million in financing from ComVest Investment Partners, a private equity fund focused on investing and managing growth businesses in the information technology, healthcare and telecommunication industries.

"ComVest will add significant strategic value to CorVu as we work to expand our customer base and market presence in the performance management software market," said Justin MacIntosh, President and CEO of CorVu Corporation. "The investment will not only strengthen our balance sheet, but will bring the added benefit of ComVest's broad industry connections and financial expertise that will solidify CorVu's path to profitable growth."

The $6.5 million of financing consisted of a $3.3 million investment in common stock, a $1.7 million investment in preferred stock and a $1.5 million secured three-year term loan. ComVest received five-year warrants to purchase up to 3.4 million shares of common stock at a price of $0.50 per share. As part of the investment terms, ComVest will also designate two representatives for election to CorVu's Board of Directors.

"CorVu has a unique product offering and through 14 years of operations has established a large number of referenceable customers globally," said Michael S. Falk, Managing Partner of ComVest. "ComVest is committed to working closely with CorVu's management team to further expand their operating potential through a healthy balance sheet and additional growth capital opportunities."

About CorVu Corporation
CorVu is the innovative thought leader in performance management software. The unique CorVu solution is a purpose-built application for tying performance metrics and key business processes to business strategy. Founded in 1990, CorVu enables strategy-focused companies and government agencies to drive breakthrough performance. For more information, visit www.corvu.com.

About ComVest Investment Partners
ComVest Investment Partners is a premier Investment Management Organization focused on Investing and Managing Growth Businesses in the Information Technology, Healthcare, and Telecommunication Industries. Since its founding in 1988, ComVest has raised and invested over $1.4 billion in capital. ComVest currently manages three investment portfolios totaling over $850 million in assets. Its offices are located in New York City, New York, and West Palm Beach, Florida.

Forward-Looking Statements
This announcement contains statements regarding the Company's products, its sales and the anticipated growth in the market for performance management software that constitute forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933. These statements appear in a number of places in this release. These statements involve a variety of risks and uncertainties, known and unknown, including, among others, the risk that (i) the investment by ComVest Investment Partners will not add significant strategic value to CorVu, (ii) CorVu will not be able to expand our customer base and its market presence in the performance management software market and, (iii) ComVest's broad industry connections and financial expertise will not solidify CorVu's path to profitable growth. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of the various factors discussed herein.